  As filed with the Securities and Exchange Commission on December 8, 1995
                                                 Registration No. 33-63237

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -------------------

                              Amendment No. 2
                                     to
                                  FORM S-3

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                               -------------

                           CUC International Inc.
           (Exact Name of Registrant as Specified in its Charter)

            Delaware                                   06-0918165
(State or Other Jurisdiction of                     (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)

                             707 Summer Street
                           Stamford, Connecticut
                               (203) 324-9261
            (Address, Including Zip Code, and Telephone Number,
     including Area Code, of Registrant's Principal Executive Offices)

          Cosmo Corigliano                    Amy N. Lipton, Esq.
     Senior Vice President and            Senior Vice President and
      Chief Financial Officer                   General Counsel
       CUC International Inc.               CUC International Inc.
         707 Summer Street                     707 Summer Street
    Stamford, Connecticut 06901           Stamford, Connecticut 06901
           (203) 324-9261                       (203) 324-9261

                    (Name, Address, Including Zip Code,
      and Telephone Number, Including Area Code, of Agent For Service)

                                  Copy to:

                          HOWARD CHATZINOFF, ESQ.
                           WEIL, GOTSHAL & MANGES
                              767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153
                               (212) 310-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED DECEMBER 8, 1995

PROSPECTUS


                                1,498,888 SHARES
                                ----------------

                             CUC INTERNATIONAL INC.

                                  COMMON STOCK
                           ($.01 PAR VALUE PER SHARE)

                             -----------------------


          The 1,498,888 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of CUC International Inc., a Delaware corporation ("CUC" or the "Company"), may be offered for sale from time to time by and for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders acquired the Shares in connection with the merger of Fresh Air Acquisition Corp., a Minnesota corporation and a direct, wholly owned subsidiary of the Company ("Merger Sub"), with and into North American Outdoor Group, Inc., a Minnesota corporation ("NAOG"), pursuant to the Agreement and Plan of Merger, dated August 17, 1995, as amended on September 1, 1995, by and among the Company, Merger Sub and NAOG (the "Merger Agreement"). The Company is registering the Shares as required by an Investment and Registration Rights Agreement, dated September 18, 1995, by and among the Company and the former NAOG stockholders (the "Registration Rights Agreement"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but has agreed to bear all the expenses of registration of the Shares. See "Plan of Distribution."

          The Common Stock is listed on the New York Stock Exchange under the symbol "CU." On December 6, 1995, the last reported sale price of Common Stock on the New York Stock Exchange was $34.50 per share.

          The Selling Stockholders, or their transferees, from time to time may offer and sell the Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

          The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and, in such event, any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of certain indemnification arrangements among the Company and the Selling Stockholders.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             -----------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 8, 1995.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the Securities Act, covering the shares of Common Stock being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the locations specified above, for further information with respect to the Company and the Common Stock. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, filed with the Commission on April 26, 1995;

        (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, filed with the Commission on June 14, 1995;

       (iii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1995, filed with the Commission on September 5, 1995;

        (iv) The Company's Current Report on Form 8-K, filed with the Commission on September 5, 1995;

         (v) The Company's Current Report on Form 8-K, filed with the Commission on October 18, 1995;

        (vi) The Company's Current Report on Form 8-K, filed with the Commission on October 20, 1995; and

       (vii) The description of Common Stock contained in the Company's registration statements on Form 8-A, filed with the Commission on July 27, 1984, and on August 15, 1989.

          In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

          The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to the Company, 707 Summer Street, Stamford, Connecticut 06901,
     Attention:  Secretary, telephone: (203) 324-9261.

                                   THE COMPANY

     GENERAL

          The Company is a membership-based consumer services company, providing consumers with access to a variety of services. The Company currently has approximately 40 million members in its various services. The Company operates in one business segment, providing these services as individual, wholesale or discount coupon program memberships ("Memberships"). These Memberships include such components as shopping, travel, auto, dining, home improvement, vacation exchange, credit card and checking account enhancement packages, financial products and discount coupon programs. The Company also administers insurance package programs which generally are combined with discount shopping and travel for credit union members and bank account holders. The Company believes it is the leading provider of membership-based consumer services of these types in the United States. The Company's activities are conducted principally through its Comp-U-Card division and certain of the Company's wholly-owned subsidiaries, FISI* Madison Financial Corporation, Benefit Consultants, Inc., Interval International Inc. and Entertainment Publications, Inc.

          The Company derives its revenues principally from membership fees. Membership fees vary depending upon the particular membership program, and annual fees to consumers generally range from $6 to $250 per year. Most of the Company's memberships are for one-year renewable terms, and members generally are entitled to unlimited use during the membership period of the service for which the member has subscribed. Members generally may cancel their membership and obtain a full refund at any point during the membership term.

          For a more detailed description of the business of the Company, see the description set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, which is incorporated herein by reference.

          In January 1995, the Company acquired all of the outstanding capital stock of Essex Corporation and its subsidiaries ("Essex") in exchange for the payment of cash and the issuance of shares of Common Stock. The former shareholders of Essex may receive additional payments over the three years next following the closing date of the acquisition based on the achievement of certain earnings growth objectives. Based on projections of the earnings growth of Essex prepared by management of the Company and the earn-out formula contained in the definitive stock purchase agreement pursuant to which the Company acquired all of the outstanding capital stock of Essex, management of the Company believes that payments to such shareholders aggregating in excess of $30 million would be extremely remote.

          The Company's executive offices are located at 707 Summer Street, Stamford, Connecticut 06901, and its telephone number is (203) 324-9261.

                               RECENT DEVELOPMENTS

          In June 1995, the Company acquired all of the outstanding capital stock of the Getko Group Inc. ("Getko") for approximately 3,700,000 shares of Common Stock. The acquisition of Getko was accounted for as a pooling-of-interests.

          In September 1995, the Company effected a merger of Merger Sub and NAOG (the "Merger") pursuant to the Merger Agreement. The acquisition was accounted for as a pooling-of-interests. NAOG owns one of the largest private, for-profit hunting and general interest fishing membership organizations in America, the North American Hunting Club and the North American Fishing Club. In addition, NAOG owns a third club, the Handyman Club of America. The Company believes that the Merger enhances the Company's overall competitiveness by making available to it new products and new product lines.

          On October 17, 1995, the Company and its wholly owned subsidiary, Retreat Acquisition Corporation ("Retreat"), entered into an Agreement and Plan of Merger with Advance Ross Corporation ("Advance Ross") pursuant to which the Company, Retreat and Advance Ross plan to consummate a merger (the "Advance Ross Merger") in which Retreat shall be merged with and into Advance Ross. In the Advance Ross Merger, each share of common stock, par value $.01 per share, of Advance Ross issued and outstanding immediately prior to the effective time of the Advance Ross Merger will by virtue of the Advance Ross Merger be converted into five-sixths (5/6) of one share of Common Stock, subject to certain adjustments. In addition, all shares of 5% Cumulative Preferred Stock, $25 par value, of Advance Ross issued and outstanding immediately prior to the effective time of the Advance Ross Merger will be converted in the Advance Ross Merger into shares of Common Stock having a value equal to the liquidation preference of such shares, subject to the obligation of Advance Ross to redeem such shares under certain circumstances in lieu of such conversion. The consummation of the Advance Ross Merger is subject to certain customary closing conditions, including the approval of the holders of Advance Ross common stock. This transaction will be accounted for under the pooling-of-interests method of accounting and is expected to be completed during January 1996.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma condensed combined balance sheet as of October 31, 1995 and the unaudited pro forma condensed combined statements of income for the years ended January 31, 1995, 1994 and 1993 and for the nine-month period ended October 31, 1995 give effect to the intended conversion of the outstanding shares of Advance Ross common stock into shares of Common Stock, at a conversion ratio of five-sixths (5/6) of one share of Common Stock for each outstanding share of Advance Ross common stock, as if the transaction had occurred on October 31, 1995. The unaudited pro forma condensed combined statements of income for the years ended January 31, 1995, 1994 and 1993 also give effect to the September 17, 1995 conversion of the outstanding shares of NAOG common stock into shares of Common Stock, at a conversion ratio of 1.77 shares of Common Stock for each outstanding share of NAOG common stock, and to the June 27, 1995 conversion of the outstanding shares of Getko common stock into shares of Common Stock, at a conversion ratio of 3.25 shares of Common Stock for each outstanding share of Getko common stock, as these amounts were previously excluded from the Company's historical financial statements due to their insignificance. NAOG and Getko are referred to in the unaudited pro forma financial statements as "Other Pooled Entities." The pro forma information gives effect to these transactions under the pooling-of-interests method of accounting and the adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.


          During the nine month period ended October 31, 1995, the Company completed various acquisitions accounted for in accordance with the purchase method of accounting which, in the aggregate, were not significant and, therefore, are not included in the unaudited pro forma condensed combined financial statements.

          The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the above acquisitions had been consummated as of the dates indicated or the operating results which may be obtained by the Company in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company, which are incorporated herein by reference.


                                                    CUC INTERNATIONAL INC.

                                     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                              AT
                                                       OCTOBER 31, 1995
                                                        (IN THOUSANDS)

                                                          CUC           ADVANCE ROSS    ADJUSTMENTS     PRO FORMA
                                                          ---           ------------   ------------     ---------
        ASSETS
        Current Assets
          Cash and cash equivalents                    $160,261            $16,361                     $  176,622
          Receivables . . . . . . .                     255,303             25,173                        280,476
          Other current assets  . .                     190,892              7,372                        198,264
                                                       --------            -------                     ----------
            Total current assets  .                     606,456             48,906                        655,362
        Contract renewal rights and
          intangible assets . . . .                     262,973             16,252                        279,225
        Other non-current assets  .                      88,194              7,243                         95,437
                                                       --------            -------                     ----------
        Total assets  . . . . . . .                    $957,623            $72,401                     $1,030,024
                                                       ========            =======                     ==========
        Accounts payable and accrued
          expenses and federal and state
          income taxes payable  . .                   $102,942             $22,364                       $125,306
        Deferred membership income, net                211,024                                            211,024
        Other non-current liabilities                   18,180               8,767                         26,947
                                                      --------             -------                       --------
        Total liabilities . . . . .                    332,146              31,131                        363,277
        Shareholders' equity:
          Common stock  . . . . . .                      1,848                  76       (17)(a)            1,907
          Preferred stock . . . . .                                            506      (506)(a)                0
          Additional paid in capital                   304,549               2,583    (1,190)(a)          305,942
          Retained earnings . . . .                    344,242              39,818                        384,060
          Treasury stock  . . . . .                    (25,162)             (1,713)     1,713(a)          (25,162)
                                                      --------             -------                       --------
        Total shareholders' equity                     625,477              41,270                        666,747
                                                      --------             -------                       --------
        Total liabilities and shareholders'
          equity  . . . . . . . . .                   $957,623             $72,401                     $1,030,024
                                                      ========             =======                     ==========


                                                    CUC INTERNATIONAL INC.

                                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                              NINE MONTHS ENDED OCTOBER 31, 1995
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      CUC           ADVANCE ROSS     PRO FORMA
                                                                      ---           ------------     ---------
        Membership and service fees and
          other revenues  . . . . . . .                           $979,886            $57,130       $1,037,016
        EXPENSES
          Operating . . . . . . . . . .                            263,404             15,228          278,632
          Marketing . . . . . . . . . .                            385,684             22,297          407,981
          General and administrative  .                            145,345              8,482          153,827
          Other (income) expense, net .                               (838)              (483)          (1,321)
                                                                 ---------           --------         --------
        Total expenses  . . . . . . . .                            793,595             45,524          839,119
                                                                 ---------           --------         --------
        Income before income taxes  . .                            186,291             11,606          197,897
        Provision for income taxes  . .                             70,884              6,254           77,138
                                                                 ---------           --------         --------
        Net income  . . . . . . . . . .                          $ 115,407           $  5,352         $120,759
                                                                 =========           ========         ========
        Net income per common share . .                          $    0.62           $   0.61         $   0.62
                                                                 =========           ========         ========
        Weighted average number of
          common and dilutive common
          equivalent shares outstanding                            186,873              8,786          194,209
                                                                 =========           ========         ========


                                                    CUC INTERNATIONAL INC.

                                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                  YEAR ENDED JANUARY 31, 1995
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      OTHER
                                                      CUC        POOLED ENTITIES    ADVANCE ROSS     PRO FORMA
                                                      ---        ---------------    ------------     ---------
        Membership and service fees and
          other revenues  . . . . . . .          $1,044,669          $71,323          $66,904       $1,182,896
        EXPENSES
          Operating . . . . . . . . . .             282,772           20,628           17,373          320,773
          Marketing . . . . . . . . . .             421,987           31,677           25,926          479,590
          General and administrative  .             149,139           22,967            8,060          180,166
          Other (income) expense, net .                 247             (290)             625              582
                                                  ---------         --------         --------       ----------
        Total expenses  . . . . . . . .             854,145           74,982           51,984          981,111
                                                  ---------         --------         --------       ----------
        Income before income taxes  . .             190,524           (3,659)          14,920          201,785
        Provision for income taxes  . .              72,933           (2,288)           6,574           77,219
                                                  ---------         --------         --------       ----------
        Net income  . . . . . . . . . .           $ 117,591         $ (1,371)        $  8,346       $  124,566
                                                  =========         ========         ========       ==========
        Net income per common share . .           $    0.66         $  (0.69)        $    .97       $     0.66(c)
                                                  =========         ========         ========       ==========
        Weighted average number of
          common and dilutive common
          equivalent shares outstanding             176,834            1,988            8,624          189,219
                                                  =========         ========         ========       ==========

                                                    CUC INTERNATIONAL INC.

                                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                  YEAR ENDED JANUARY 31, 1994
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      OTHER
                                                      CUC        POOLED ENTITIES    ADVANCE ROSS     PRO FORMA
                                                      ---        ---------------    ------------     ---------
        Membership and service fees and
          other revenues  . . . . . . .            $879,324          $54,778          $50,699         $984,801
        EXPENSES
          Operating . . . . . . . . . .             242,229           11,104           14,439          267,772
          Marketing . . . . . . . . . .             356,540           16,712           21,253          394,505
          General and administrative  .             132,973           23,180            6,078          162,231
          Other (income) expense, net .               5,387              (14)           1,662            7,035
                                                    -------          -------          -------          -------
        Total expenses  . . . . . . . .             737,129           50,982           43,432          831,543
                                                    -------          -------          -------          -------
        Income before income taxes  . .             142,195            3,796            7,267          153,258
        Provision for income taxes  . .              54,824            2,103            2,180           59,107
                                                    -------          -------          -------          -------
        Net income  . . . . . . . . . .             $87,371          $ 1,693          $ 5,087          $94,151
                                                    =======          =======          =======          =======
        Net income per common share . .             $  0.51          $  0.86          $  0.63          $  0.51(c)
                                                    =======          =======          =======          =======
        Weighted average number of
          common and dilutive common
          equivalent shares outstanding             171,197            1,974            8,092          183,113
                                                    =======          =======          =======          =======


                                                    CUC INTERNATIONAL INC.

                                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                  YEAR ENDED JANUARY 31, 1993
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      OTHER
                                                      CUC        POOLED ENTITIES    ADVANCE ROSS     PRO FORMA
                                                      ---        ---------------    ------------     ---------
        Membership and service fees and
          other revenues  . . . . . . .           $ 742,280         $ 46,676         $ 12,015         $800,971
        EXPENSES
          Operating . . . . . . . . . .             196,867            9,212            3,020          209,099
          Marketing . . . . . . . . . .             328,389           13,352            5,037          346,778
          General and administrative  .             108,676           20,072            2,508          131,256
          Other (income) expense, net .              12,246             (239)             429           12,436
                                                  ---------         --------         --------         --------
        Total expenses  . . . . . . . .             646,178           42,397           10,994          699,569
                                                  ---------         --------         --------         --------
        Income before income taxes  . .              96,102            4,279            1,021          101,402
        Provision for income taxes  . .              37,259              124              352           37,735
                                                  ---------         --------         --------         --------
        Net income  . . . . . . . . . .           $  58,843         $  4,155         $    669         $ 63,667
                                                  =========         ========         ========         ========
        Net income per common share . .           $    0.38         $   2.11         $   0.09         $   0.38 (c)
                                                  =========         ========         ========         ========
        Weighted average number of
         common and dilutive common
         equivalent shares outstanding              156,558            1,971            7,418          167,908
                                                  =========         ========         ========         ========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (a) At the effective time of the Advance Ross Merger, each share of Advance Ross common stock will be converted into shares of Common Stock at a conversion rate of five-sixths (5/6) of one share of Common Stock for each outstanding share of Advance Ross common stock and each share of Advance Ross preferred stock will be converted into that number of shares of Common Stock equal to the quotient obtained by dividing (x) $27.50 per share of Advance Ross preferred stock plus all accumulated, accrued and unpaid dividends in respect of each such share by (y) the weighted average price of a share of Common Stock over a certain period prior to that time. The unaudited pro forma condensed combined financial statements assume that all outstanding shares of Advance Ross common stock (7,075,370 shares as of October 31, 1995) and that all outstanding shares of Advance Ross preferred stock (16,923 shares as of October 31, 1995) will be converted and approximately 5.9 million shares of Common Stock will be issued. The effect of this transaction, accounted for in accordance with the pooling-of-interests method of accounting, was to increase Common Stock, $.01 par value per share, by $59,000 and additional paid in capital by approximately $1.4 million and to eliminate Advance Ross common stock, Advance Ross preferred stock and Advance Ross treasury stock.


     (b) The pro forma information is based on the historical financial statements of Advance Ross contained in its Annual Report on Form 10-K for the year ended December 31, 1994, the historical financial statements of NAOG contained in its audited financial statements for each of the three years ended December 31, 1994, the historical financial statements of Getko contained in its audited financial statements for each of the three years ended November 30, 1994, and the quarterly financial information of Advance Ross for the nine-month period ended October 31, 1995. The December 31, 1994 historical financial statements of NAOG and the November 30, 1994 historical financial statements of Getko have been adjusted to conform with the Company's January 31, 1995 fiscal year end.


     (c) Income per share from continuing operations has been computed based upon the combined weighted average number of common and dilutive common equivalent shares outstanding of the Company, Advance Ross, NAOG and Getko for each period. Historical weighted average common and dilutive common equivalent shares outstanding of Advance Ross, NAOG and Getko for each period have been adjusted to reflect the applicable exchange ratios and the shares of Common Stock to be exchanged for Advance Ross preferred stock. In addition, the weighted average number of common and dilutive equivalent shares outstanding has been adjusted for, and gives effect to, in the case of Advance Ross common stock, the 2:1 split thereof effected on each of February 4, 1994 and September 8, 1995 and, in the case of the Company, the 3:2 split thereof effected on June 30, 1995.

     (d) The unaudited pro forma condensed combined financial statements do not include costs and expenses associated with the Advance Ross and NAOG transactions which are expected to approximate $5 million in the aggregate.

     (e) Certain reclassifications were made to conform the historical financial statements of Other Pooled Entities to those of the Company.

                                 USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.


                              SELLING STOCKHOLDERS

          The Selling Stockholders are former NAOG shareholders. The Shares were acquired by the Selling Stockholders in connection with the Merger. The following table provides the names and the number of shares of Common Stock owned by each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:
                                                       Shares of
               Selling Stockholder                    Common Stock
               -------------------                    ------------
               Steven F. Burke                           263,668
               Kathleen M. Burke                         144,884
               John J. Burke                             181,728
               Nova J. Burke                              57,709
               Thomas S. Burke                           158,798
               Thomas S. and Kathryn J. Burke CRUT        26,565
               Lawrence G. Burke                          66,020
               Valerie M. Burke                           66,022
               James R. Burke, Ph.D.                     113,540
               James R. Burke Two-Life CRUT               28,336
               Linda M. Burke                             93,815
               Linda M. Burke CRUT                         8,855
               Nancy A. Ekenberg                          72,260
               Elizabeth A. Burke Trust                   27,610
               Michael S. Burke Trust                     27,610
               Thomas J. Burke Trust                      27,610
               Kathleen M. Burke Trust                    26,264
               Susan E. Burke Trust                       24,493
               Paul S. Burke, Jr.                          9,389
               Paul S. Burke CRUT                          8,855
               James R. Perdiew                           18,819
               Mark A. LaBarbera                          12,740
               Ramona J. Lindbom                          10,967
               Alonzo B. Seran                             6,763
               Russell M. Nolan                            4,520
               Jacqueline C. Burke Trust                   2,762
               Paul Stanley Burke, III Trust               2,762
               Madeline Anne Burke Trust                   2,762
               David Burke Trust                           2,762
                                                       ---------
                    TOTAL                              1,498,888

          Two of the Selling Stockholders, Steven F. Burke and John J. Burke, have entered into employment agreements with NAOG, each dated as of August 17, 1995.

                              PLAN OF DISTRIBUTION

          The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders, or their transferees, on the New York Stock Exchange or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, or through negotiated transactions or otherwise. The Shares will not be sold in an underwritten public offering. The Shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Selling Stockholders may effect sales of the Shares directly or by or through agents, brokers or dealers and the Shares may be sold by one or more of the following methods:
     (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in "block" sales. At the time a particular offer is made, a Prospectus supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholder and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration.


          In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions (subject to all restrictions that may be contained in the Registration Rights Agreement).

          The Company is required under the Registration Rights Agreement to comply with the requirements of Rule 144(c) under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission), regarding the availability of current public information to the extent required to enable the Selling Stockholders to sell Shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

          In offering the Shares covered by this Prospectus, the Selling Stockholders and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

          As required by the Registration Rights Agreement, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. CUC has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating twenty-four months after the Registration Statement is filed with the Commission.

          The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear all of the costs of registering the Shares under the Securities Act.

          Pursuant to the terms of the Registration Rights Agreement, the Company and the Selling Stockholders have agreed to indemnify each other and certain other parties for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.

                                  LEGAL MATTERS

          The legality of the Shares will be passed upon for the Company by Robert Tucker, Corporate Secretary.

                                     EXPERTS

          The consolidated financial statements of CUC appearing in the Company's Annual Report (Form 10-K) for the year ended January 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended April 30, 1995 and 1994 and the three and six month periods ended July 31, 1995 and 1994, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information.
     However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarters ended April 30, 1995 and July 31, 1995, incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of
     Section 7 and 11 of the Securities Act.

      No dealer, salesperson or
      other individual has been                1,498,888 SHARES
      authorized to give any
      information or to make any
      representation not contained
      in this Prospectus and, if
      given or made, such
      information or
      representation must not be            CUC INTERNATIONAL INC.
      relied upon as having been
      authorized by the Company or
      any Selling Stockholder.
      This Prospectus does not
      constitute an offer to sell
      or a solicitation of an
      offer to buy the securities
      offered hereby in any
      jurisdiction or to any
      person to whom it is
      unlawful to make such offer
      or solicitation.  Neither
      the delivery of this
      Prospectus nor any sale made
      hereunder shall, under any
      circumstances, create any
      implication that the
      information contained herein
      is correct as of any date
      subsequent to the date
      hereof.

              _____________

            TABLE OF CONTENTS
                                                  COMMON STOCK
                                           ($.01 PAR VALUE PER SHARE)

                              PAGE
                              ----
      Available Information      2
      Incorporation of Certain
      Documents
        By Reference  . . .      2
      The Company . . . . .      3
      Recent Developments .      4
      Unaudited Pro Forma
      Condensed
        Combined Financial
      Statements  . . . . .      4            ____________________
      Use of Proceeds . . .      8
      Selling Stockholders       8                 PROSPECTUS
      Plan of Distribution       9            ____________________
      Legal Matters . . . .     10
      Experts . . . . . . .     10


                                               DECEMBER 8, 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission Registration Fee  $18,252.00
          Accounting Fees and Expenses   . . . . . . .         $10,000.00
          Legal Fees and Expenses  . . . . . . . . . .         $15,000.00
                                                               ----------
            Total  . . . . . . . . . . . . . . . . .           $43,252.00
                                                               ==========

          The registrant will bear all of the expenses of the offering made hereby.



     ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         The registrant's By-Laws contains provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

         As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the registrant's Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         Pursuant to the Registration Rights Agreement, the Selling Stockholders have agreed to indemnify the Company and its officers, directors and controlling persons against certain liabilities.

         The registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

     ITEM 16.     EXHIBITS


          5 Opinion of Robert Tucker as to the legality of the Common Stock to be registered.*

         15       Letter re:  Unaudited Interim Financial Information.

         23.1     Consent of Robert Tucker (included in Exhibit 5).*

         23.2     Consent of Ernst & Young LLP.

         24 Power of Attorney (included as part of the Signature Page of this Registration Statement).*

     -------------
     * Previously filed


     ITEM 17.     UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 8th of December, 1995.

                              CUC INTERNATIONAL INC.


                              By:  /s/ E. Kirk Shelton
                                 ----------------------------------------
                                 E. Kirk Shelton
                                 President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                 Title                     Date
      ---------                 -----                     ----

           *                   Chief Executive Officer   December 8, 1995
      ------------------------ and Chairman of the
      Walter A. Forbes         Board (Principal
                               Executive Officer)

           *                   Senior Vice President     December 8, 1995
      ------------------------ and Chief Financial
      Cosmo Corigliano         Officer (Principal
                               Financial and
                               Accounting Officer)

           *                   Director                  December 8, 1995
      ------------------------
      Bartlett Burnap

                               Director
      ------------------------
      T. Barnes Donnelley

           *                   Director                  December 8, 1995
      ------------------------
      Stephen A. Greyser

           *                   Director                  December 8, 1995
      ------------------------
      Christopher K. McLeod

           *                   Director                  December 8, 1995
      ------------------------
      Burton C. Perfit

           *                   Director                  December 8, 1995
      ------------------------
      Robert P. Rittereiser

           *                   Director                  December 8, 1995
      ------------------------
      Stanley M. Rumbough, Jr.

      /s/ E. Kirk Shelton      Director                  December 8, 1995
      ------------------------
      E. Kirk Shelton


      * By:  /s/ E. Kirk Shelton
            ---------------------
                 E. Kirk Shelton
                 Attorney-in-Fact

                                INDEX TO EXHIBITS

                                                                Sequentially
                                                                  Numbered
     Exhibit                                                        Page
     -------                                                     ---------

     5 Opinion of Robert Tucker as to the legality of the Common Stock to be registered.*

     15   Letter re:  Unaudited Interim Financial Information.

     23.1 Consent of Robert Tucker (included in Exhibit 5).*

     23.2 Consent of Ernst & Young LLP.

     24   Power of Attorney (included as part of the Signature
          Page of this Registration Statement).*

     ---------------
     * Previously filed



















































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